Exhibit 10.1

Hologic, Inc.

Restricted Stock Unit Award

[Employee] was awarded              Restricted Stock Units (“RSUs”)

Grant Date: October , 2006	Restriction Lapse Date: [October , 2009]

Restricted Stock Unit Grant (the “Grant”) – additional terms

1. Grant. The Compensation Committee (“Committee”) of the Board of Directors of Hologic, Inc. (“Company”) has granted              Restricted Stock Units (“RSUs”) to              (the “Grantee”). Each RSU entitles the Grantee to receive from the Company (i) one share of Hologic, Inc. common stock, par value $0.01 per share, at the Vesting Date (as defined below), and (ii) the right to receive notional dividend equivalents, if any, each in accordance with the terms of this Grant, the Hologic, Inc. Second Amended and Restated 1999 Equity Incentive Plan (as it may be further amended from time to time, the “Plan”) and any rules and procedures adopted by the Committee.

2. Restricted Stock Units. The Company will deliver to the Grantee, as of the Vesting Date, one share of Company common stock, par value $0.01, for each RSU of the Grant which become vested on the Vesting Date as set forth in paragraph 4.

3. Dividend Equivalents. Until the Vesting Date, whenever dividends are paid or distributed with respect to the Company’s common stock, the Grantee shall be entitled to receive notional dividend equivalents in an amount equal in value to the amount of the dividend or property distributed on a single share of common stock. multiplied by the number of RSUs credited to the Grantee’s account as of the record date for such dividend or distribution. Payment of the notional dividend equivalents paid on RSUs will be withheld by the Company and shall be delivered to the Grantee as of the Vesting Date, if and only to the extent that the RSUs have vested as of said date, as set forth in paragraph 4.

4. Vesting. All of the RSUs granted hereby will vest on the earlier to occur of (i) the Restriction Lapse Date, (ii) the termination of the Grantee’s employment by the Company as a result of the disability or death of the Grantee; or (iii) consummation of a Change in Control (as defined in the Plan), provided that in each such case the Grantee has remained continuously employed by the Company through such date (the “Vesting Date”). If such employment of Grantee with the Company is terminated prior to the Vesting Date, then the RSUs shall not vest and this Agreement shall terminate and Grantee shall have no further rights hereunder, including without limitation any rights to receive any Dividend Equivalents as set forth in paragraph 3. For purposes hereof, employment of the Company shall include the employment by the Company or any of its Affiliate (as defined in the Plan).

5. Voting and other Rights; No right to Employment. The Grantee shall have no rights of ownership in the RSUs or the underlying shares of Company common stock, and shall have no right to vote the RSUs or the underlying sharer of Company common stock until the Vesting Date. The Grantee further acknowledges and agrees that this Agreement and the vesting of the RSUs set forth herein shall not be construed to give Grantee the right to continued employment.

6. Compliance with Laws. As provided in the Plan, the Company may impose such conditions and restrictions with respect to the issuance and subsequent transfer of the underlying shares of Company common stock as contemplated hereby, including without limitation, conditions and restrictions relating to applicable federal or state securities laws, and applicable federal, state or local withholding tax requirements, as the Company considers necessary or advisable. In no event shall the Company be required to issue any shares of its Common Stock hereunder unless and until all applicable legal requirements are satisfied to the reasonable satisfaction of the Company in its sole discretion.

7. Incorporation of Plan. All terms used in this Grant have the same meaning as given such terms in the Plan. This Grant incorporates and is subject to the provisions of the Plan and such Plan shall be deemed a part of the Grant for all purposes. A copy of the Plan will be furnished upon request.

8. 409A Compliance. The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the issuance of stock hereunder as it reasonably deems necessary to comply with Section 409A of the Code and interpretative guidance thereunder.

9. Entire Agreement. This Grant and the Plan contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

10. Applicable Law; Severability. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

11. Interpretation. The parties hereto acknowledge and agree that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party, unless explicitly provided for herein. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

13. Counterparts. This Agreement may be executed in multiple counterparts, including by electronic or facsimile signature, each of which shall be deemed in original but all of which together shall constitute one and the same instrument.

Employee	Hologic, Inc.

By: